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                                 EXHIBIT NO. 11
                                 --------------

                                 COMPUTATION OF

                               EARNINGS PER SHARE
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
                  THE PROGRESSIVE CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                     (millions - except per share amounts)
                                  (unaudited)


                                                                  Three Months Ended March 31,
                                              --------------------------------------------------------------------
                                                       1994                                      1993
                                              --------------------------                --------------------------
                                                                   Per                                        Per
                                                 Amount          Share                     Amount           Share
                                              ---------        --------                 ----------        --------
 PRIMARY:
 Net income                                      $48.1                                     $51.6

 Less:  Preferred stock dividends                 (2.2)                                     (2.3)
                                              ---------                                 ----------
                                                 $45.9           $.62                      $49.3            $ .71
                                              =========        ========                 ==========        ========


 Average shares outstanding                       72.1                                      67.1

 Net effect of dilutive stock options              2.4                                       2.4
                                              ---------                                 ----------
     Total                                        74.5                                      69.5
                                              =========                                 ==========

 FULLY DILUTED:
 Net income                                      $48.1                                     $51.6

 Less: Preferred stock dividends                  (2.2)                                     (2.3)
                                              ---------                                 ----------
                                                 $45.9           $.62                      $49.3             $ .71
                                              =========        ========                 ==========        ========

 Average shares outstanding                       72.1                                      67.1

 Net effect of dilutive stock options              2.4                                       2.5
                                              ---------                                 ----------
     Total                                        74.5                                      69.6
                                              =========                                 ==========